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                                                                  EXHIBIT 99.327

         Terry McManus@WT400GW
         02/11/98 02:17 PM


 To:     asharma@oaot.com@smtp@WT400GW, Richard Greenall@WT400GW,
         John Hayes@WT400GW, hzimmerm@oaot.com@smtp@WT400GW,
         JNapier@caiso.com@smtp@WT400GW, Omar Mohammed@ISO, Mehdi
         Assadian@WT400GW, Ming Ball@WT400GW, Spencer Bates@WT400GW, Jim H Crocker@WT400GW, Michelle Dobard@WT400GW, Melecio Escuadra@WT400GW, Shangyou Hao@WT400GW, Steve lngram@WT40OGW, Russ Prentice@WT400GW, Jim Robertson@WT400GW, Dariush Shirmohammadi@WT400GW,
         Ning Yang@WT4O0GW
cc:
Subject: Wednesday 2/11 Terry Winter meeting


fyi
Terry

--------------------------------Forward Header---------------------------------

Subject: Wednesday 2/11 Terry Winter meeting
Author:  Andy Goletz at PSCMerit6
Date:    2/11/98 10:19 AM



         1. I presented the status of Tuesday's market simulation activities. We processed 883 DA schedules, 28 ancillary service schedules, and 3 hour ahead schedules (only one SC participated in the HA market). We experienced very stable operations. Schedules were processed thru the ISO and published back to the IOU's. However, despite our overwhelming success on Tuesday, Wednesday will be the big day... all SC's have been strongly encouraged to participate in Wednesday's HA market.

         2. The 2100 systems...settlements is being checked out today and we anticipate promoting the current version (incorporating all change orders 1036 thru 1042) to the production machine this evening. Thursday will be the first market simulation settlement run. Path 15 changes (SA and SI) will be delivered on Saturday 2/14. Path 15 functional testing will be performed on Sunday thru Tuesday, and the business system test (EBST) will be performed on Wednesday thru Friday next week. Assuming all goes ok, we anticipate being able to promote the Path 15 changes to production on Saturday 2/21.

         3. Terry discussed the result of the ISO/PX contingency planing exercise and the subsequent report that will be presented to the ISO board today. I have faxed a copy of this report to Ralph. Ralph agreed to have ABB look into how to mitigate the effect of one of the decisions, ie the changing of the megawatt deviation tolerance from 1 megawatt to 20.

         4. I requested a deferral of this weekend's planned Fallback testing until mid week next week. Terry agreed to follow up on this to see if this could be accommodated.

         5. Ralph presented the outcome of yesterday's PUC meeting



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presentation. By the way, Ali Vojdani reported to me that the audience was largely made up of attorney's who probed into the following areas...

- must run units
- congestion protocols
- AGC
- existing contracts (including path 15)

6. After the phone call, I presented Terry with the list of major payment milestones that are still outstanding and requested his assistance in defining the new criteria for payment. He agree to take this up with C&L. Relative to passing the criteria for system performance, he acknowledged that the game has changed and has agreed to orchestrate a meeting with C&L and the Alliance to resolve.

7. We discussed the fact that the ISO needs to concentrate on filling two important internal positions...

- configuration management
- failover/fallback/fallforward coordinator


Terry suggested Mike Robinson for the latter.

8. We discussed the ongoing problems with configuration management, including the most recent promotion of SI patches 5 and 6 to the production machine without going thru the 2100 process. He concurred with the severity of this issue and he promised to take action.

9. I mentioned that Mike Robinson is preparing the formal process for testing and promoting future changes, including data base structure changes, to production.